Exhibit 99.1
F & M Bank Corp. — News
F & M BANK CORP. ANNOUNCES INCREASE IN SHARES
AUTHORIZED UNDER REPURCHASE PLAN
TIMBERVILLE, VA — September 18, 2008 — F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank, today announced that it is increasing the number of shares authorized under its share repurchase program.
     As previously reported the Company is authorized to repurchase up to 150,000 shares of its common stock from time to time as, in the opinion of management, market conditions warrant. Repurchases may be made on the open market or in privately negotiated transactions at prices not exceeding prevailing market rates. Repurchased shares will be held as unissued stock and will be available for general corporate purposes.
     On September 18, 2008, the Company’s Board of Directors approved an amendment to the program. The amendment increases the number of shares of common stock that the Company can repurchase under the program from 150,000 to 200,000. As of September 18, 2008, the Company has repurchased 149,913 shares of its common stock under the program.
     Dean Withers, President & CEO stated, “With the recent turbulence in the financial markets, we continue to believe that an excellent use of our available funds is repurchases of F & M Bank Corp. stock. Through the stock repurchase program we have reduced the shares outstanding by approximately five percent which has been accretive to our earnings per share and return on equity for the remaining shareholders.”
     F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling (540) 896-8941.
     This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank
540-896-8941 or neilhayslett@farmersandmerchants.biz